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                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into between Western National Corporation, a Delaware corporation ("Company"), and John A. Graf ("Executive") to be effective as of the Effective Time as hereinafter defined.

     WHEREAS, Company and Executive entered into an Employment Agreement dated February 8, 1994, an Amendment to Employment Agreement dated December 2, 1994, and a further Amendment to Employment Agreement dated May 14, 1997 (the "February 8, 1994 Employment Agreement").

     WHEREAS, contemporaneously herewith, American General Corporation, which presently owns certain of the stock of Company, and a subsidiary of American General Corporation, have entered into an Agreement and Plan of Merger ("Merger Agreement") with Company pursuant to which American General Corporation shall acquire all or substantially all of the stock of Company through merger (the "Merger").

     WHEREAS, it is an important element of American General Corporation's decision to acquire the stock of Company through such merger that Executive remain employed with Company and provide his personal services to Company in connection with the operation of Company's business, the creation and development of Company's products and services, and the marketing of Company's products and services for at least three years from the date of such acquisition.

     WHEREAS, during the three year Term of this Agreement, Company or AGC (as such term is herein defined) shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or AGC or their customers or clients; and/or shall entrust Executive with business opportunities of Company or AGC; and/or shall place Executive in a position to develop business good will on behalf of Company or AGC, and there is a need and desire on the part of Company and AGC and Executive to specify the parties' rights and obligations with respect to the ownership and protection of such information, opportunities and goodwill.

     WHEREAS, Company is desirous of employing Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive is desirous of continuing in the employ of Company pursuant to such terms and conditions and for such consideration, subject to the condition subsequent that the contemplated Merger shall be consummated.

     WHEREAS, contemporaneously herewith, Executive and American General Corporation shall also enter into a Severance Agreement ("Severance Agreement"). The terms and conditions of such Severance Agreement are incorporated herein by reference.

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     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:

1.   Employment and Duties:

     1.1. Because of the important nature of Executive's personal services with respect to the operation of Company's business, the creation and development of Company's products and services, and the marketing of Company's products and services, Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of forty-eight hours after the Effective Time as defined below and continuing thereafter for a Term of three (3) years (the "Term"), subject to the terms and conditions of this Agreement.

     1.2. Commencing as of forty-eight hours after the Effective Time, Company shall employ Executive in a senior executive or officer capacity with Company or one of its significant subsidiaries with duties consonant with senior executive status, but Company may assign Executive to different executive positions and modify Executive's duties and responsibilities. Company or AGC may also assign Executive to a position in which he performs services for other of American General Corporation's subsidiaries or affiliates. Moreover, Company may assign this Agreement to American General Corporation or any affiliates of American General Corporation (American General Corporation and any of its affiliates to which this Agreement is assigned or for whom Executive may provide services are cumulatively referred to herein as "AGC").

     1.3. Executive agrees to serve in the assigned position and to perform diligently and to the best of Executive's abilities the duties and services appertaining to such position as determined by Company, as well as such additional or different duties and services appropriate to such position which Executive from time to time may be reasonably directed to perform by Company. Executive shall at all times comply with and be subject to such policies and procedures as Company or AGC may establish from time to time. Executive shall, during the period of Executive's employment by Company, devote Executive's full business time, attention, energy, and best efforts to the business and affairs of Company. For purposes of this Agreement, full business time shall mean the normal work week for individuals in comparable executive positions with Company. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interests of Company or AGC, or requires any significant portion of Executive's business time.

     1.4. Executive acknowledges and agrees that at all times during the employment relationship Executive owes fiduciary duties to Company and AGC, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of Company and AGC, to make full disclosure to Company of all information that pertains to Company's or AGC's business and interests, to do no act which would injure Company's or AGC's business, its interests, or its reputation, and to refrain from using for Executive's own benefit or for the benefit of others any information or opportunities pertaining to Company's or AGC's business or interests that are entrusted to Executive or that he learned while employed by Company or AGC. Executive acknowledges and agrees that upon termination of the employment relationship, Executive

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shall continue to refrain from using for his own benefit or the benefit of others any information or opportunities pertaining to Company's or AGC's business or interests that were entrusted to Executive during the employment relationship or that he learned while employed by Company or AGC. Executive agrees that while employed by Company or AGC and thereafter he shall not knowingly take any action which interferes with the external relationships between Company or AGC and third parties.

     1.5. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company or AGC, or any of their affiliates, involves a possible conflict of interest. In keeping with Executive's fiduciary duties to Company and AGC, Executive agrees that during the employment relationship Executive shall not knowingly become involved in a conflict of interest with Company or AGC or their affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that Executive shall disclose to Company's or AGC's President any facts which might involve such a conflict of interest that has not been approved by Company's or AGC's President. Company and Executive recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by Executive to Company's or AGC's President may be all that is necessary to enable Company or AGC or their affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Company or AGC or their affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Company to terminate the employment relationship. Company and Executive agree that Company's determination as to whether a conflict of interest exists shall be conclusive. Company reserves the right to take such action as, in its judgment, will end the conflict.

2.    Compensation and Benefits:

     2.1. As compensation for services rendered under this Agreement, Executive shall receive a base salary of Three Hundred Thousand ($300,000) per year ("Base Annual Salary"), payable in semi-monthly installments in accordance with Company's or AGC's standard payroll practice for its salaried employees. Executive's Base Annual Salary may be increased from time to time based upon his performance. The amounts of any such salary increases shall be approved by the Personnel Committee of the Board of Directors of American General Corporation.

     2.2. The parties recognize that Company will pay Executive his performance bonus for the calendar year 1997 prior to the consummation of the Merger. In addition to Base Annual Salary, Executive shall receive for the calendar years 1998, 1999 and 2000, an annual performance bonus in such amount as may be determined by the Personnel Committee of the Board of Directors of American General Corporation in its sole discretion for each year during the Term of this Agreement. Such annual bonus shall be paid in the March/April time frame of the following year with the first such payment in the March/April time frame of 1999 for the calendar year 1998. It is understood and agreed that the amount of any such bonus shall be determined based upon a consideration of both (i) the progress and success of the Company as a whole, and (ii) the personal

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performance and contributions made to the success of the Company by Executive.
Finally, it is understood and agreed that there may be years in which the Personnel Committee determines that no bonus shall be paid.


     2.3. In the event that, in connection with the Merger, the acceleration of the vesting of Executive's stock options or restricted stock in Company, or any payment, award or distribution under the February 8, 1994 Employment Agreement, or any payment, award or distribution under this Agreement to or for the benefit of Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten days of the receipt of such claim. Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     2.4. While employed by Company, Executive shall be allowed to participate, on the same basis generally as other executives of Company, in all general executive benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Company to other of Company's comparable executives. Such benefits plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executives pursuant to the terms and conditions of such benefit plans and programs.

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     2.5. Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any of its medical, health, dental, insurance, disability or other benefit plans or programs, so long as such actions are similarly applicable to covered employees generally. Unless specifically provided for in a written plan document adopted by the Board of Directors of either Company or AGC, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Company or AGC.

     2.6. Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3. Termination of employment prior to expiration of Term and effects of such termination:

     3.1. [A] Notwithstanding any other provisions of this Agreement, Company or AGC shall have the right to terminate Executive's employment under this Agreement at any time prior to the expiration of the Term for cause upon the determination by Company's Board of Directors or American General Corporation's Executive Termination Review Committee that cause exists for the termination of the employment relationship. As used in this Section 3.1, the term cause shall mean [1] misuse, misappropriation or embezzlement by Executive of funds or property belonging to Company or AGC, or his use of alcohol or drugs which interferes with the performance of his duties hereunder or which compromises the integrity and reputation of Company or AGC, their employees, or their products or services; [2] Executive's conviction by a court of law, or admission that he is guilty, of a felony or other crime involving moral turpitude; [3] Executive's absence from his employment other than as a result of a disability as defined in Section 3.3 hereof, for whatever cause, for a period of more than one (1) month, without prior written consent from Company; [4] Executive becomes incompetent or is reasonably unable to undertake and discharge the duties and responsibilities of his position, other than as a result of a disability as defined in Section 3.3 hereof; or [5] Executive's breach of any provisions of this Agreement, or his gross negligence, willful malfeasance or fraud or dishonesty in performance of his services on behalf of Company or AGC pursuant to this Agreement. It is expressly acknowledged and agreed that the decision as to whether cause exists for termination of the employment relationship by Company or AGC is delegated to Company's Board of Directors or American General Corporation's Executive Termination Review Committee for determination, which decision shall be made in good faith.

     [B] Upon a termination of the employment relationship for cause by Company or AGC prior to expiration of the Term pursuant to this Section, Executive shall be entitled to receive as a full and final settlement of all obligations of Company and AGC hereunder his pro rata Base Annual Salary through the date of such termination, but any and all other compensation to which Executive is entitled under this Agreement and any and all future benefits for which Executive is eligible under this Agreement shall cease and terminate, including but not limited to, Executive shall not be entitled to any bonuses or other incentive compensation, if any, not yet paid to Executive at the date of such

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termination. Executive shall not be entitled to any severance payment.
Executive's rights under this Section are Executive's sole and exclusive rights against Company and AGC, and Company's or AGC's sole and exclusive liability to Executive under this Agreement, in contract, tort, or otherwise, for any termination for cause of the employment relationship by Company or AGC. Executive covenants not to lodge any claim, demand, or cause of action against Company or AGC based on termination for cause of the employment relationship for any monies allegedly due under this Agreement other than those specified in this Section. If Executive breaches this covenant, Company or AGC shall be entitled to recover from Executive all sums expended by Company or AGC (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action.

     3.2. The employment relationship under this Agreement shall terminate automatically upon Executive's death. Upon a termination of the employment relationship prior to expiration of the Term because of Executive's death, Executive's administrators, heirs or legatees shall be entitled to receive Executive's then-current Base Annual Salary as if Executive's employment (which shall cease on the date of such death) had continued for the full Term of this Agreement. Company may, at its option, pay such Base Annual Salary in semi-monthly installments or in a lump sum discounted to present value at the discount rate then available to Company through its lenders. Executive's administrators, heirs or legatees shall also be entitled to any individual bonuses or any individual incentive compensation awarded but not yet paid to Executive at the date of such termination but Executive's administrators, heirs or legatees shall not be entitled to any future individual bonuses or any individual incentive compensation payments not yet awarded (whether or not allegedly accrued) as of the date of such termination.

     3.3. The employment relationship under this Agreement shall terminate automatically upon Executive becoming permanently and totally unable to perform Executive's duties for Company or AGC as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Company or AGC. Upon such termination of the employment relationship, Executive shall be paid his pro rata Base Annual Salary through the date of such termination and Executive shall thereafter be paid sixty (60%) of his then-current Base Annual Salary on a semi-monthly basis through the Term of this Agreement as if the employment relationship had not terminated, reduced by any disability benefits he may receive under Company's or AGC's disability benefit plans. Executive shall also be entitled to any individual bonuses or any individual incentive compensation awarded but not yet paid to Executive at the date of such termination but Executive shall not be entitled to any future individual bonuses or any individual incentive compensation payments not yet awarded (whether or not allegedly accrued) as of the date of such termination. For purposes of this Section, disability shall not include disabilities arising from (a) chronic use of intoxicants, drugs or narcotics, (b) intentionally self-inflicted injury or intentionally self-induced sickness, or (c) a proven unlawful act or enterprise on the part of Executive.

     3.4. [A] Notwithstanding any other provisions of this Agreement, Company or AGC shall have the right to terminate Executive's employment under this Agreement at any time prior to the expiration of the Term for any other reason whatsoever, including termination without cause, in the sole discretion of Company's Board of Directors or American General Corporation's Executive

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Termination Review Committee. Any termination of the employment relationship by
Company or AGC prior to the expiration of the Term other than a termination under Section 3.1 for cause shall be deemed to be a termination without cause pursuant to this Section 3.4.

     [B] If Company terminates the employment relationship without cause pursuant to this Section 3.4, Executive's post-employment non-competition obligation specified in Section 6.1(i) shall extend only to the date upon which the Term of this Agreement would have otherwise expired.

     [C] Upon termination of the employment relationship by Company or AGC prior to expiration of the Term pursuant to this Section 3.4, Executive shall be entitled, in consideration of Executive's continuing obligations hereunder after such termination (including, without limitation, Executive's non-competition obligations), to receive his then-current Base Annual Salary as if Executive's employment (which shall cease on the date of such termination) had continued for the full Term of this Agreement. Company may, at its option, pay such Base Annual Salary in semi-monthly installments or in a lump sum discounted to present value at the discount rate then available to Company through its lenders. Provided that Executive complies with his continuing obligations hereunder after such termination, Executive shall also be entitled to performance bonuses for each of the calendar years 1998, 1999 and 2000 as follows: As to the bonus for calendar year 1998, if such termination of employment occurs before the Personnel Committee awards a bonus for calendar year 1998, the bonus for calendar year 1998 shall be equal to the bonus paid by Company to Executive for the calendar year 1997. As to the bonus for calendar year 1999, if such termination of employment occurs before the Personnel Committee awards a bonus for calendar year 1999, the bonus for calendar year 1999 shall be equal to the average of the bonuses paid by Company to Executive for calendar years 1997 and 1998. As to the bonus for calendar year 2000, if such termination of the employment relationship occurs at any time prior to the end of the Term, the bonus for calendar year 2000 shall be equal to the average of the bonuses paid by Company to Executive for the calendar years 1997, 1998 and 1999.

     [D] Executive shall not be under any duty or obligation to seek or accept other employment following such termination of the employment relationship and, subject to Executive complying with his continuing obligations (including non-competition obligations), the amounts due Executive hereunder shall not be reduced or suspended if Executive accepts subsequent employment. Executive's rights under this Section 3.4 are Executive's sole and exclusive rights against Company or AGC, and Company's and AGC's sole and exclusive liability to Executive under this Agreement, in contract, tort, or otherwise, for such termination of the employment relationship by Company or AGC. Executive covenants not to lodge any claim, demand, or cause of action against Company or AGC based on such termination of the employment relationship by Company or AGC for any monies allegedly due under this Agreement other than those specified in this Section 3.4. If Executive breaches this covenant, Company or AGC shall be entitled to recover from Executive all sums expended by Company or AGC (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action.

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     3.5. [A] Executive shall have the right to terminate the employment relationship during its Term only for cause, which shall consist only of a material breach by Company (or AGC if this Agreement is assigned to AGC) of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Executive to Company (or AGC if this Agreement is assigned to AGC).

     [B] If Executive terminates the employment relationship for cause pursuant to this Section 3.5, Executive's post-employment non-competition obligation specified in Article 6.1(i) shall extend only to date upon which the Term of this Agreement would have otherwise expired.

      [C] Upon termination of the employment relationship by Executive for cause prior to expiration of the Term pursuant to this Section 3.5, Executive shall be entitled, in consideration of Executive's continuing obligations hereunder after such termination (including, without limitation, Executive's non-competition obligations) to receive his Base Annual Salary as if Executive's employment (which shall cease on the date of such termination) had continued for the full Term of this Agreement. Company may, at its option, pay such Base Annual Salary in semi-monthly installments or in a lump sum discounted to present value at the discount rate then available to Company through its lenders. Executive shall be entitled to bonuses or other incentive compensation, if any, awarded but not yet paid as of the date of such termination. Provided that Executive complies with his continuing obligations hereunder after such termination, Executive shall also be entitled to performance bonuses for each of the calendar years 1998, 1999 and 2000, even if no such bonus had been awarded as of the date of such termination, as follows:
As to the bonus for calendar year 1998, if such termination of employment occurs before the Personnel Committee awards a bonus for calendar year 1998, the bonus for calendar year 1998 shall be equal to the bonus paid by Company to Executive for the calendar year 1997. As to the bonus for calendar year 1999, if such termination of employment occurs before the Personnel Committee awards a bonus for calendar year 1999, the bonus for calendar year 1999 shall be equal to the average of the bonuses paid by Company to Executive for calendar years 1997 and 1998. As to the bonus for calendar year 2000, if such termination of the employment relationship occurs at any time prior to the end of the Term, the bonus for calendar year 2000 shall be equal to the average of the bonuses paid by Company to Executive for the calendar years 1997, 1998 and 1999.

     [D] Executive shall not be under any duty or obligation to seek or accept other employment following such termination of the employment relationship and, subject to Executive complying with his continuing obligations (including non-competition obligations), the amounts due Executive hereunder shall not be reduced or suspended if Executive accepts subsequent employment. Executive's rights under this Section 3.5 are Executive's sole and exclusive rights against Company or AGC, and Company's and AGC's sole and exclusive liability to Executive under this Agreement, in contract, tort, or otherwise, for any actions or inactions giving rise to such termination of the employment relationship for cause by Executive. Executive covenants not to lodge any claim, demand, or cause of action against Company or AGC based on such termination of the employment relationship for cause by Executive for any monies allegedly due under this Agreement other than those specified in this
Section 3.5. If Executive breaches this covenant, Company or AGC shall be

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entitled to recover from Executive all sums expended by Company or AGC
(including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action.

     3.6. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Executive's continuing obligations of confidence, Executive's continuing obligations with respect to business opportunities that had been entrusted to Executive by Company or AGC during the employment relationship, and Executive's obligations under Articles 5 and 6.


4.   Continuation of Employment beyond Term; Termination and Effects of
     Termination:

     4.1. Should Executive remain employed by Company or AGC beyond the expiration of the Term, such employment shall automatically convert to an at-will relationship terminable at any time by either Company or AGC or Executive for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Company or AGC or Executive for any reason whatsoever, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate. Executive shall be entitled to pro rata salary through the date of such termination. Executive shall also be entitled to bonuses or other incentive compensation, if any, awarded but not yet paid as of the date of such termination, but Executive shall not be entitled to any future individual bonuses or any individual incentive compensation payments not yet awarded (whether or not allegedly accrued) as of the date of such termination.

5.      Ownership and Protection of Information; Copyrights:

     5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, and all expressions of ideas, which are created, conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company or AGC (whether during business hours or otherwise and whether on Company's or AGC's premises or otherwise), whether tangible or intangible, which relate to Company's or AGC's business, products or services (including, without limitation, all such information relating to corporate opportunities, insurance or annuity products, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company or AGC. Executive acknowledges that he has heretofore disclosed all such information, ideas, concepts, improvements, discoveries, and inventions, as well as all expressions of ideas, to Company.

     5.2. All such information, ideas, concepts, improvements, discoveries, and inventions identified in Section 5.1 are and shall be the sole and exclusive property of Company or AGC if this Agreement has been assigned to AGC. Moreover, if, during Executive's employment by Company or AGC, Executive creates any work of authorship fixed in any tangible medium of expression which

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is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voicemail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's or AGC's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's or AGC's premises or otherwise), Company or AGC, if this Agreement has been assigned to AGC, shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company or AGC as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company or AGC, as the case may be, shall be the author of the work. If such work relating to Company's or AGC's business, products, or services is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company or AGC, as the case may be, all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein. Additionally, all documents drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and/or copyrightable expressions are and shall be the sole and exclusive property of Company or AGC. Executive acknowledges that Company is the owner of all such information, ideas, concepts, improvements, discoveries, inventions and/or copyrightable expressions that he heretofore created, conceived, made, developed or acquired while employed by Company.

     5.3. Executive will not, at any time during or after Executive's employment by Company or AGC, make any unauthorized disclosure of any confidential business information or trade secrets of Company or AGC, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. As a result of Executive's employment by Company or AGC, Executive shall also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company or AGC. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets. Upon termination of the employment relationship for any reason, Executive promptly shall deliver to Company or AGC all documents and things containing Company or AGC's trade secrets or confidential information. Executive may disclose those aspects of Company's or AGC's confidential information as Executive has received the written advice of counsel that such disclosure thereof is necessary under applicable federal, state, local, or foreign law or other regulations applicable to Executive (including, without limitation, any confidential information that Executive is legally compelled to disclose as a result of depositions, interrogatories, request for documents, subpoenas, civil investigative demands, or similar processes), provided, however, that Executive has first provided Company or AGC with prompt prior written notice of such requirement so that Company or AGC may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the

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event that such protective order or other remedy is not obtained, or that
Company or AGC does not waive compliance with the provisions hereof, Executive agrees to furnish only that portion of Company's or AGC's confidential information which Executive is advised in writing by his counsel is legally required to be disclosed and to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

     5.4. Both during the period of Executive's employment by Company or AGC and thereafter, Executive shall assist Company or AGC and their nominees, at any time, in the protection of Company's and AGC's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or AGC or their nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

     5.5. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or AGC shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company or AGC, including the recovery of damages from Executive and his agents involved in such breach.

6.   Non-Competition and Non-Solicitation Obligations:

     6.1. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company or AGC or their subsidiaries or affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company or AGC or their subsidiaries or affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company or AGC or their subsidiaries or affiliates; and as an additional incentive for Company and AGC to enter into this Agreement, Executive agrees to the non-competition obligations hereunder: Executive shall not, anywhere in the United States or any other country in which Company (or the AGC company for whom Executive may be working at the time of the termination of the employment relationship) is offering financial services as of the date of the termination of the employment relationship, directly or indirectly for himself or for others, (i) in any manner compete with Company or any subsidiary or affiliate of AGC by whom Executive was employed at any time during the twelve months preceding the termination of the employment relationship, (ii) solicit or attempt to convert to other financial service companies providing the same or similar products or services provided by Company or AGC, any customers or policyholders of Company or AGC; or (iii) solicit for employment or employ any employee of Company or AGC. Except as provided in Article 8, these obligations owed by Executive to Company and AGC shall extend throughout the Term of this Agreement and, except as otherwise provided in Sections 3.4 or 3.5, for a period of two (2) years following termination of the employment relationship for whatever reason.

                                  - Page 11 -

     6.2. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses in the areas specified above during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or AGC shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company or AGC, including, without limitation, the recovery of damages from Executive and Executive's agents involved in such breach.

     6.3. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the trade secrets and confidential information of Company or AGC or their subsidiaries or affiliates, the business good will of Company or AGC or their subsidiaries or affiliates developed in Executive, and/or the business opportunities disclosed or entrusted to Executive by Company or AGC or their subsidiaries or affiliates. Nevertheless, if any of the aforesaid restrictions are found to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified so as to be reasonable and enforceable and, as so modified, to be fully enforced.

     6.4. These duties and obligations of Executive specified in this Article 6 are not exclusive. Executive owes Company and AGC the duties and obligations agreed to elsewhere in this Agreement and as are imposed by the law, e.g., the duty to refrain from tortiously interfering with Company's and AGC's contractual and business relationships with others.

7. Condition Subsequent, Effective Time, and Termination of February 8, 1994 Employment Agreement with Company:

     7.1. Notwithstanding any provision in this Agreement to the contrary, it is a condition subsequent to the execution and delivery of this Agreement that the Merger, as such term is defined in the Merger Agreement, must be consummated. If the Merger Agreement is terminated without consummation of the Merger, then this Agreement shall be of no further force and effect and shall be void ab initio.

     7.2. This Agreement shall be effective as of forty-eight (48) hours after the Effective Time of the Merger, which term shall have the same meaning as assigned to such term in the Merger Agreement.

     7.3. Executive waives any claim he may have against Company under the February 8, 1994 Employment Agreement, including but not limited to claims for future salary, control termination payments, severance allowance, or bonuses. As of forty-eight hours after the Effective Time, any and all prior or existing employment agreements between Executive and Company shall

                                  - Page 12 -
be canceled and terminated, including the February 8, 1994 Employment Agreement, and are replaced and superseded by this Agreement and the accompanying Severance Agreement.

8. Conversion of employment relationship to at-will and release of certain duties and obligations upon a Change of Control as specified in Severance
     Agreement:

     8.1. Upon the occurrence of a Change of Control as specified in the Severance Agreement, the employment relationship under this Agreement shall immediately automatically convert to an at-will relationship terminable by either Company or AGC or Executive at any time for any reason whatsoever, with or without cause, and Executive is released from his post-employment obligations specified in Article 6. The economic effect of any subsequent termination of the employment relationship by Company or AGC without cause shall be governed by Section 4.1. The economic effect of a subsequent termination of the employment relationship by virtue of Executive's death or disability shall continue to be governed by Sections 3.2 or 3.3, respectively, through the remainder of what was the Term of the Agreement. The economic effect of a subsequent termination of the employment relationship for cause by Company or AGC shall continue to be governed by Section 3.1. The economic effect of any subsequent termination of the employment relationship by Executive for any reason shall be governed by Section 4.1. In all cases, Executive shall also be entitled to the benefits of the Severance Agreement, if applicable; however, in no event is it intended that a termination of the employment relationship following a Change of Control will result in Executive receiving both post-employment payments under this Agreement and under the severance Agreement. If at the time of a Change of Control of American General Corporation it owns none of the stock of Company and this Agreement has not been assigned to American General Corporation, this Section 8.1 shall have no application.

9.   Miscellaneous:

     9.1. For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with AGC or Company.

     9.2. American General Corporation shall be a third party beneficiary of Executive's obligations under this Agreement and is delegated certain authority under this Agreement. Prior to this Agreement taking effect as specified in
Section 7.2, Company and Executive shall not amend this Agreement without the express, prior written consent of American General Corporation.

     9.3. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                  - Page 13 -

     If to Company, to:    Western  National Corporation
                           5555 San Felipe, Suite 900
                           Houston, Texas 77098
                           Attention: Chief Executive Officer

     With a copy to:       American  General Corporation
                           2929 Allen Parkway
                           Houston, Texas 77019
                           Attention: Corporate Secretary

     If to Executive, to   John A. Graf
                           6340 Brompton
                           Houston, Texas 77005


Either Company or AGC or Executive may furnish a change of address to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     9.5. (a) Except for equitable relief as specified in Section 9.6, all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement involving Executive, Company, AGC and/or their respective representatives, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. This agreement to arbitrate shall be enforceable in either federal or state court.

     (b) The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties


                                  - Page 14 -
hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. If any party to this Agreement institutes arbitration to enforce the terms of this Agreement, the party who prevails in such arbitration, whether plaintiff or defendant, in addition to the remedy or relief obtained in such arbitration proceeding shall be entitled to recover its, his, or her expenses incurred in connection with such arbitration proceeding, including, without limitation, arbitrators and attorneys fees, and the arbitrators are authorized to so award such costs and fees.

     (c) The arbitration may be initiated by any party by providing to the other parties a written notice of arbitration specifying the claims. Within 30 days of the notice of initiation of the arbitration procedure, (1) Executive shall denominate one arbitrator and (2) Company (together with AGC, if appropriate) shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within 60 days of the original notice, either Executive or Company (or AGC, or both Company and AGC, as applicable) shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.

     (d) The three arbitrators shall by majority vote resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators shall certify in their award that they have faithfully applied the terms and conditions of this Agreement and that no part of their award includes any amount for exemplary or punitive damages. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the parties, e.g., the arbitrators' award shall not be released to the press or published in any of the various arbitration reporters. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

     9.6. In the event of a breach or threatened breach by Executive of any of the covenants set forth in Sections 5 and 6 hereof, Company or AGC shall be entitled to seek equitable relief, including an injunction, in any court of proper jurisdiction to maintain the status quo pending the resolution of the dispute by binding arbitration as provided above. With respect to any such action, Executive hereby irrevocably submits to the non-exclusive jurisdiction of any Federal or State court sitting in the City of Houston, Texas, and agrees that process in any such action shall be valid and effective for all purposes if served upon in accordance with the notice provisions of Section 9.3 hereof.

     9.7. This Agreement shall be binding upon and inure to the benefit of Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger,

                                  - Page 15 -
consolidation, or otherwise. Executive's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.

     9.8. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     9.9. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by Company or AGC that is not contained in this Agreement shall be valid or binding. Except as provided in written company policies promulgated by Company or AGC dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and executives, reporting responsibilities, and administrative compliance, and the written benefits, plans, and programs, if any, applicable to Executive, this Agreement and the accompanying Severance Agreement constitute the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive's employment relationship with Company or AGC and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between Company or AGC and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.



                                  - Page 16 -

     IN WITNESS WHEREOF, Company and Executive have duly executed this Agreement in multiple originals to be effective as provided herein.

                                      WESTERN NATIONAL CORPORATION


                                      By:  /S/ RICHARD W. SCOTT
                                      Name:  Richard W. Scott
                                      Title:  Vice Chairman
                                      This 11th day of September, 1997



                                      /S/ JOHN A . GRAF
                                      JOHN A. GRAF
                                      This 11th day of September, 1997


                                  - Page 17 -